Exhibit 4.5

DESCRIPTION OF SECURITIES

Palladyne AI Corp. (“we,” “our,” “us” or the “Company”) has the following two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, par value $0.0001 per share, and (ii) redeemable deSPAC Warrants (as defined below), each deSPAC Warrant exercisable for one Common Stock share at an exercise price of $11.50 (to be adjusted upon exercise by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6 such that each warrant is exercisable for one sixth of a share of Common Stock at an exercise price of $11.50 per warrant).

The following sets forth a summary of certain material terms of our securities, including certain provisions of Delaware law and certain provisions as specified in our Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”), the warrant agreement, dated as of January 14, 2021, entered into by and between Rotor (as defined below) and Continental Stock Transfer & Trust Company as warrant agent (the “deSPAC Warrant Agreement”), the securities purchase agreement, dated as of October 31, 2024, entered into by and between the Company and an accredited investor (the “Investor Purchase Agreement”) and the securities purchase agreement, dated October 31, 2024, entered into by and between the Company, our Chief Executive Officer and certain other members of our board of directors (the “Insider Purchase Agreement”). This summary is not intended to be a complete summary of the rights and preferences of such securities and it does not contain all the information that may be important to you. The full texts of the Charter, Bylaws, deSPAC Warrant Agreement, Investor Purchase Agreement and Insider Purchase Agreement are attached as exhibits to our Annual Report on Form 10-K. We urge you to read such documents in their entirety, as well as the applicable provisions of Delaware law, for a complete description of the rights and preferences of the Company’s securities.

Authorized Capitalization

The Charter authorizes the issuance of 175,000,000 shares of capital stock, of which

•	165,000,000 shares are designated as the shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), par value $0.0001 per share, and
•	10,000,000 shares are designated as preferred stock, par value $0.0001 per share.

Common Stock

Dividend rights

Subject to preferences that may be applicable to then-outstanding preferred stock, holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board out of legally available funds. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchasers of Equity Securities” of our Annual Report on Form 10-K for more information.

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. On January 14, 2021, Rotor Acquisition Corp. (“Rotor”), our predecessor company prior to the closing of the business combination (the “Closing”), effected a stock dividend of 0.2 shares for each outstanding share of Class B common stock (the “Founder Shares”, which, for the avoidance of doubt, were converted into Common Stock of the Company at Closing), resulting in an aggregate of 6,900,000 Founder Shares outstanding, in order to maintain the number of Founder Shares at 20% of the issued and outstanding shares of our Common Stock upon the consummation of Rotor’s initial public offering (the “IPO”). On September 24, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 5, 2021, as amended, by and among Rotor, Rotor Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Rotor (“Merger Sub”), and Sarcos Corp., a Utah corporation (“Old Sarcos”), the business combination between Rotor and Old Sarcos was effected through the merger of Merger Sub with and into Old Sarcos, with Old Sarcos continuing as the surviving corporation and a wholly-owned subsidiary of Rotor.

No Preemptive or Other Rights

Holders of Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law, the Charter, the Bylaws, or the rules of the stock exchange on which the Company’s securities are listed. The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, any or all of which may be greater than the rights of our Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. As of February 11, 2025, there are no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

deSPAC Public Stockholders’ Warrants

On January 20, 2021, Rotor consummated the IPO of 27,600,000 units (the “Units”). Each Unit included one sixth of a share of Class A Common Stock and one half of one warrant (the “deSPAC Public Warrants”). Simultaneously with the closing of the IPO, Rotor consummated the sale of 7,270,000 warrants (the “deSPAC Private Placement Warrants,”

and together with the deSPAC Public Warrants, the “deSPAC Warrants”) in a private placement to Rotor Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), certain funds managed by BlackRock and its affiliates and Riverview Group LLC and its affiliates. Each whole deSPAC Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share (to be adjusted upon exercise by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6 such that each warrant is exercisable for one sixth of a share of Common Stock at an exercise price of $11.50 per warrant), subject to further adjustment as discussed below, at any time commencing on January 20, 2022, provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of the Common Stock issuable upon exercise of the deSPAC Warrants and a current prospectus relating to them is available (or we permit holders to exercise their deSPAC Warrants on a cashless basis under the circumstances specified in the warrant agreement entered into between Continental Stock Transfer & Trust Company and Rotor (the “Warrant Agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a deSPAC Warrant holder may exercise its deSPAC Warrants only for a whole number of shares of our Common Stock. This means only six whole deSPAC Warrants may be exercised at a given time by a deSPAC Warrant holder. The deSPAC Warrants will expire five years after the Closing, or September 24, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Stock pursuant to the exercise of a deSPAC Warrant and will have no obligation to settle such deSPAC Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the deSPAC Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No deSPAC Warrant will be exercisable and we will not be obligated to issue a share of our Common Stock upon exercise of deSPAC Warrants unless the share of our Common Stock issuable upon such deSPAC Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the deSPAC Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a deSPAC Warrant, the holder of such deSPAC Warrant will not be entitled to exercise such deSPAC Warrant and such deSPAC Warrant may have no value and expire worthless. In no event will we be required to net cash settle any deSPAC Warrant. In the event that a registration statement is not effective for the exercised deSPAC Warrants, the purchaser in the IPO of a unit containing such deSPAC Warrant will have paid the full purchase price for the unit solely for the share of our Common Stock underlying such unit.

We agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the deSPAC Warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the deSPAC Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the deSPAC Warrants is not effective by the 60th business day after the Closing, deSPAC Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise deSPAC Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Common Stock is at the time of any exercise of a deSPAC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our deSPAC Public Warrants, in accordance with its terms following the Closing who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such deSPAC Warrant for that number of shares of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the deSPAC Warrants, multiplied by the excess of the “fair market value” less the exercise price of the deSPAC Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company (the “Warrant Agent”).

Redemption of deSPAC Warrants When the Price per Share of Our Common Stock Equals or Exceeds $108.00 (as adjusted)

We may call the deSPAC Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per deSPAC Warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each deSPAC Warrant holder; and
•

if, and only if, the last reported sale price of the shares of our Common Stock for any 20 trading days within a 30-trading day period commencing after the deSPAC Warrants become exercisable and ending three business days before we send the notice of redemption to the deSPAC Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $108.00 per share (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the deSPAC Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the deSPAC Warrants unless an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the deSPAC Warrants is effective and a current prospectus relating to those shares of our Common Stock is available throughout the 30-day redemption period.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the deSPAC Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the deSPAC Warrants, each deSPAC Warrant holder will be entitled to exercise his, her or its deSPAC Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising deSPAC Warrant holder to pay the exercise price for each deSPAC Warrant being exercised. However, the price of the shares of our Common Stock may fall below the $108.00 redemption trigger price (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for one sixth of a share) deSPAC Warrant exercise price after the redemption notice is issued.

Redemption of deSPAC Warrants When the Price per Share of Our Common Stock Equals or Exceeds $60.00 (as adjusted)

We may redeem the outstanding deSPAC Warrants (except with respect to the deSPAC Private Placement Warrants if we do not utilize this redemption provision):

•	in whole and not in part;
•

at $0.10 per deSPAC Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their deSPAC Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below);

•

if, and only if, the Reference Value (as defined above) equals or exceeds $60.00 per share (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $108.00 per share (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like) the deSPAC Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the rest of the outstanding deSPAC Warrants, as described above.

The numbers in the table below represent the number of shares of our Common Stock that a deSPAC Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the

“fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their deSPAC Warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of deSPAC Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the deSPAC Warrants, each as set forth in the table below. We will provide our deSPAC Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted for the reverse stock split that was effective as of July 5, 2023, and will be further adjusted as of any date on which the number of shares issuable upon exercise of a deSPAC Warrant or the exercise price of the deSPAC Warrant is adjusted as set forth under the heading “-Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a deSPAC Warrant is adjusted, including as a result of the reverse stock split that was effective as of July 5, 2023, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the deSPAC Warrant after such adjustment and the denominator of which is the exercise price of the deSPAC Warrant immediately after such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a deSPAC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a deSPAC Warrant as so adjusted.

	Fair Market Value of Our Common stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each deSPAC Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the deSPAC Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the deSPAC Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 of a share of Common Stock for each whole deSPAC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the deSPAC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the deSPAC Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 of a share of Common Stock for each whole deSPAC Warrant. The foregoing examples are subject to adjustment for the reverse stock split that was effective as of July 5, 2023, and subject to further adjustment as described above. In no event will the deSPAC Warrants be exercisable in connection with this redemption feature for more than 0.361 of a share of Common Stock per warrant (subject to adjustment for the reverse stock split that was effective as of July 5, 2023, and subject to further adjustment as described above).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants (other than the deSPAC Private Placement Warrants) when the trading price for the shares of Common Stock exceeds $108.00 per share (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment) for a specified period of time. This redemption feature is structured to allow for all of the outstanding deSPAC Warrants to be redeemed when the shares of our Common Stock are trading at or above $60.00 per share (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment), which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the deSPAC Warrants. We have established this redemption feature to provide us with the flexibility to redeem the deSPAC Warrants without the warrants having to reach the $108.00 per share threshold (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment) set forth above under “-Redemption of deSPAC Warrants When the Price per Share of Our Common Stock Equals or Exceeds $108.00 (as adjusted).” Holders choosing to exercise their deSPAC Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their deSPAC Warrants based on an option pricing model with a fixed volatility input as of January 14, 2021. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding deSPAC Warrants, and therefore have certainty as to our capital structure.

As stated above, we can redeem the deSPAC Warrants when the shares of our Common Stock are trading at a price starting at $60.00 (as adjusted by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment), which is below the exercise price of $69.00 (as adjusted upon exercise by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment), because it will provide certainty with respect to our capital structure and cash position while providing deSPAC Warrant holders with the opportunity to exercise their deSPAC Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the deSPAC Warrants when the shares of our Common Stock are trading at a price below the exercise price of the deSPAC Warrants, this could result in the deSPAC Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their deSPAC Warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $69.00 (as adjusted upon exercise by the same ratio as the reverse stock split that was effective as of July 5, 2023, or 1-for-6, and subject to further adjustment).

No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the deSPAC Warrants are exercisable for a security other than the shares of our Common Stock pursuant to the Warrant Agreement, the deSPAC Warrants may be exercised for such security. At such time as the deSPAC Warrants become exercisable for a security other than the shares of our Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the deSPAC Warrants.

Maximum Percentage. A holder of a deSPAC Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such deSPAC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of our Common Stock is increased by a stock capitalization or stock dividend payable in shares of our Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each deSPAC Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the deSPAC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Common Stock on account of such Common Stock (or other securities into which the deSPAC Warrants are convertible), other than (a) as described above and (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each deSPAC Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each deSPAC Warrant), then the deSPAC Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each deSPAC Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the deSPAC Warrants is adjusted, as described above, the deSPAC Warrant exercise price will be adjusted by multiplying the deSPAC Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the deSPAC Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the deSPAC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the deSPAC Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of our Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the deSPAC Warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the deSPAC Warrant properly exercises the deSPAC Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the

Warrant Agreement) of the deSPAC Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the deSPAC Warrants when an extraordinary transaction occurs during the exercise period of the deSPAC Warrants pursuant to which the holders of the deSPAC Warrants otherwise do not receive the full potential value of the deSPAC Warrants.

The deSPAC Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and Rotor. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the deSPAC Warrants and the Warrant Agreement, but requires the approval by the holders of at least 65% of the then-outstanding deSPAC Public Warrants to make any change that adversely affects the interests of the registered holders.

The deSPAC Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The deSPAC Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Common Stock. After the issuance of our Common Stock upon exercise of the deSPAC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

deSPAC Private Placement Warrants

The deSPAC Private Placement Warrants (including the shares of our Common Stock issuable upon exercise of the deSPAC Private Placement Warrants) will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees (except as otherwise set forth herein). The initial purchasers or their permitted transferees have the option to exercise the deSPAC Private Placement Warrants on a cashless basis. Except as described herein, the deSPAC Private Placement Warrants have terms and provisions that are identical to those of the deSPAC Public Warrants. If the deSPAC Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the deSPAC Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the deSPAC Public Warrants.

The redemption rights described under “-Redemption of deSPAC Warrants When the Price per Share of Our Common Stock Equals or Exceeds $60.00 (as adjusted),” will not apply to the deSPAC Private Placement Warrants if at the time of redemption the deSPAC Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees under the Warrant Agreement. If holders of the deSPAC Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the volume-weighted average sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is received by the Warrant Agent.

2024 Warrants

On November 1, 2024, in a private placement, we issued to our Chief Executive Officer and certain other members of our Board warrants to purchase up to 430,105 shares of Common Stock, at a price of $0.125 per warrant (the “2024 Warrants”). The 2024 Warrants have an exercise price of $2.30 per share, are exercisable commencing six months from the date of issuance and will expire five and one-half years following the date of issue. The 2024 Warrants contain standard anti-dilution adjustments to the exercise price including for share splits, share dividends, rights offerings and pro rata distributions.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and Warrant Agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against such claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Certain provisions of our Charter and Bylaws which are summarized below may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors (the “Board”). We believe that the benefits of increased protection of our ability to negotiate with an unfriendly or unsolicited acquirer will outweigh the disadvantages of discouraging a proposal to acquire the post-combination company because negotiation of these proposals could result in an improvement of their terms. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

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any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Company.

Certificate of Incorporation and Bylaws Provisions

Provisions of the Charter and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management. Among other things, the Charter and the Bylaws:

•	permit our Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the Board;
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provide that all vacancies and newly created directorships resulting from any increase in the authorized number of directors, may, except as otherwise required by law, our governing documents or resolution of our Board, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;

•	divide our Board into three classes, each of which stands for election once every three years;
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for so long as our Board is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the Board by the stockholders for cause, and only by the affirmative vote of the holders of at least a 66⅔% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

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do not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by a majority of our Board, the chairperson of our Board, our chief executive officer or our secretary;
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provide that stockholders will be permitted to amend certain provisions of the Charter and the Bylaws only upon receiving the affirmative vote of at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class; and

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designate the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) as the exclusive forums for certain disputes.

Forum Selection Clause

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, stockholder, officer or other employee to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our Charter and Bylaws (as either may be amended from time to time), or (4) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, our Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Advance Notice of Director Nominations and New Business

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information in certain form. Our Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Registration Rights

deSPAC Registration Rights Agreement

Rotor, Old Sarcos, the Sponsor and certain security holders of Old Sarcos and Rotor entered into a registration rights agreement with respect to the Company’s securities (the “deSPAC Registration Rights Agreement”), including for the shares issued in the business combination in exchange for Founder Shares, the deSPAC Private Placement Warrants and the shares of Common Stock issuable upon exercise of the deSPAC Private Placement Warrants. The Registration Rights Agreement provides for the registration of the Common Stock and deSPAC Private Placement Warrants (and the Common Stock underlying such warrants) held by such security holders with the SEC on Form S-1 or, when available, Form S-3, as well as certain piggy-back registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

2024 Warrant Registration Rights

We have provided the purchasers of the 2024 Warrants with certain customary registration rights with respect to the Common Stock issuable upon exercise of the 2024 Warrants. We are obligated, at our sole expense, to register with the SEC such Common Stock for resale no later than 45 days following the 2024 Warrant Closing and to use commercially reasonable efforts to have such registration statement declared effective no later than 90 days following the 2024 Warrant Closing and to keep such registration statement effective until no purchaser of the 2024 Warrants owns any 2024 Warrants or the Common Stock issuable upon exercise thereof.

Rule 144

Pursuant to Rule 144 under the Securities Act, or Rule 144, a person who has beneficially owned restricted Common Stock or restricted warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports), other than Form 8-K reports, preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or restricted warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the then outstanding equity shares of the same class; or
•	the average weekly reported trading volume of our Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as a result, if the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted shares of Common Stock or restricted warrants.

Rule 145

The shares of Common Stock and warrants held by certain persons or entities is subject to the provisions of Rule 145 under the Securities Act, or Rule 145. Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (a “merger”) involving a shell company at the time the merger is submitted for vote or consent by the parties is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:

•	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies”; and
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either (i) the sale occurs at least 90 days after the securities were acquired in the merger, or December 31, 2021, and the conditions applicable to resales under Rule 144(c), (e), (f) and (g), are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger, or September 24, 2022, or (B) if we satisfy the current public information requirements set forth in Rule 144(c), at least six months have elapsed since the securities were acquired in the merger, or March 24, 2022.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

Listing of Securities

Our Common Stock and warrants are listed on Nasdaq under the symbols “PDYN” and “PDYNW,” respectively.